Exhibit 23.1

KPMG LLP Chartered Professional Accountants Bay Adelaide Centre 333 Bay Street, Suite 4600 Toronto ON M5H 2S5	Telephone (416) 777-8500 Fax (416) 777-8818 Internet: www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Bank of Montreal

We consent to the use of our audit report dated December 3, 2021, on the consolidated financial statements of Bank of Montreal (the “Bank”), which comprise the consolidated balance sheets as at October 31, 2021 and October 31, 2020, the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended October 31, 2021, and the related notes, and our audit report dated December 3, 2021 on the effectiveness of internal control over financial reporting as of October 31, 2021, each of which is included in the Bank’s Annual Report on Form 40-F for the fiscal year ended October 31, 2021 and incorporated by reference in this Registration Statement on Form F-3. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement on Form F-3.

Yours very truly,

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

April 20, 2022

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP